EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into and to be effective as of February 7, 2020, between David Colo, an individual (the “Executive”) and MGP Ingredients, Inc., a Kansas corporation (the “Company”). The Executive and the Company are sometimes referred to herein collectively as the "Parties" or individually as a "Party".
WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein to serve as (i) its President, (ii) on an interim basis as its Chief Operating Officer and (iii) upon the retirement of Augustus C. Gus Griffin (the Company’s current Chief Executive Officer), as its Chief Executive Officer; and
WHEREAS, the Executive desires to be employed by the Company on such terms and conditions;
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1.Term. The Executive's employment hereunder shall be effective as of March 16, 2020 (the “Effective Date”) and shall continue until terminated pursuant to Section 6 (the “Term”.
2. Position and Responsibilities.
(a) The Executive shall initially serve as President and Chief Operating Officer of the Company. Upon the retirement of Mr. Griffin, but in no event later than May 21, 2020, the Executive shall serve as President and Chief Executive Officer of the Company and in any other positions that the Company’s Board of Directors (the “Board”) shall direct. The Executive will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of presidents, chief operating officers and/or chief executive officers, as applicable, in publicly-traded United States-based companies of similar size, and such other duties, authorities and responsibilities as the Board designates from time to time that are not inconsistent with the Executive's positions. The Executive will initially report to, and be subject to direction of, the Company’s Chief Executive Officer and upon becoming the Chief Executive Officer will report to, and be subject to direction of, the Board.
(b) During the Term of this Agreement, the Executive shall devote his best efforts to the business and affairs of the Company and shall devote all of his business time to perform the duties hereunder. Notwithstanding the foregoing, with the prior approval of the Board, the Executive may devote a reasonable portion of his time to serve on boards of directors, boards of managers or boards of trustees, or committees thereof, of companies or organizations involving no conflict of interest with the interests of the Company. The Executive will use reasonable efforts to comply in all material respects with all reasonable policies of the Company as are from time to time in effect and applicable to the Executive positions.
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3. Board Membership. The Board will nominate Executive for re-election at the expiration of Executive's then-current term, as a member of the Board; provided that the foregoing shall not be required to the extent prohibited by law or regulatory requirements.
4. Relocation. The Executive shall promptly relocate his residence to Atchison, Kansas or to the Kansas City metropolitan area, and shall maintain his residence in one of those locales. A relocation package, including moving expenses as well as assistance with real estate sale and purchase fees will be tailored to the Executive's particular circumstances in accordance with the Company’s relocation policy.
5. Compensation.
(a) Base Compensation. The gross base salary of the Executive for 2020 shall be an annual rate of $650,000 per year (the “Base Compensation”). The Base Compensation shall be paid in equal weekly payments or at such other times and in such other installments as are paid to other executives of the Company. The Base Compensation will be reviewed annually by the Human Resources and Compensation Committee of the Board (the “Compensation Committee”) in accordance with the performance evaluation practices of the Company but may not be decreased without the consent of the Executive.
(b) Signing Bonus. As authorized under the Company's 2014 Equity Incentive Plan (the "Equity Plan"), the Executive will be granted as of 5:30 p.m. Central Time on March 16, 2020 (the "Grant Date") an award of 8,000 restricted share units (the "Initial RSU Grant") under the Equity Plan of the Company's common stock which will be granted in substantially the form attached hereto as Exhibit A (the "Initial Restricted Share Unit Agreement") and shall vest on March 2, 2023, subject to the terms and conditions of the Initial Restricted Share Unit Agreement attached hereto and the Equity Plan, a copy of which has been made available to the Executive.
(c) Short-Term Incentives. For 2020, the Executive's target short-term incentive (“STI”) award pursuant to the Company's Short-Term Incentive Plan (the “STI Plan”) for the attainment of the Company’s 2020 performance measures will be $650,000. The amount and timing of payments under the STI Plan will be at the discretion of the Compensation Committee (i) based on the attainment by the Company of quantitative performance measures set by the Board of Directors (but calculated in accordance with rules approved by the Compensation Committee) and qualitative goals for the Executive determined by the Compensation Committee, and (ii) are subject to satisfaction of conditions established by the Compensation Committee. The Executive's 2020 STI award will be prorated from the Effective Date. The STI Plan performance measures for 2020, as determined by the Compensation Committee, have been provided to the Executive.
For 2020, the Executive's threshold STI Plan award is 90% of the target STI Plan award and the Executive's maximum STI Plan award, for attainment of Company performance measures greater than 120% of the target, is 200% of the target award. The terms and conditions of the STI Plan for future years in the Term will be reviewed and established annually by the Compensation Committee.

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(d) Long-term Incentive. The Executive will eligible to participate in the Company’s long-term equity incentive (“LTI”) program for each fiscal year during which Executive is employed under this Agreement, with an award for each year during the Term as determined by the Compensation Committee. The awards made under the Equity Plan in any given year during the Term will be for performance for the immediately preceding year pursuant to the Equity Plan. For 2020, the Compensation Committee has approved the long-term incentive goals for his service in 2020, and based on these goals and the Company's performance in 2020, he will in February 2021 receive an award of restricted stock units (“RSUs”) for his service in 2020, with performance at target resulting in an award of RSUs with a grant date fair value equal to 125% of his Base Compensation. The Executive's 2020 LTI award will be prorated from the Effective Date. It is anticipated that future awards under the Equity Plan will be in the form of RSUs with three-year cliff vesting but the Company reserves the right to make awards with other terms and conditions determined by the Compensation Committee and in other forms permitted under the Equity Plan, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, other stock-based awards and cash performance awards.
For 2020, the Executive's threshold LTI award is 90% of the target LTI award and the Executive's maximum LTI award, for attainment of Company performance measures greater than 120% of the target, is 200% of the target award. The terms and conditions of the LTI awards for future years in the Term will be reviewed and established annually by the Compensation Committee.
(e) Expenses. The Executive shall be reimbursed, in accordance with and subject to the Company's expense reimbursement policies and procedures, for all reasonable expenses incurred by the Executive in performing services under this Agreement. The Executive will submit appropriate receipts, invoices and other evidence of expenditures as required by Company policy.
(f) Retirement. The Company will match contributions made by the Executive to the Company's 401(k) plan up to a maximum of six percent (6%) of the Executive's Base Compensation, which matching obligation will be subject to the then-current annual limit set by the Board.
(g) Welfare Benefits. During the Term, the Company shall provide the Executive and his family with benefits generally provided to its other executive officers under its welfare benefit plans, practices, policies and programs (including, without limitation, health, prescription, dental, disability, life and other insurance plans).
(h) Life and Disability Insurance. The Executive will be entitled to receive a group life insurance policy and long-term disability insurance, in each case consistent with benefits provided to other executive officers of the Company.
(i) Vacation. Executive shall be entitled to twenty-five (25) days paid annual vacation, in accordance with the Company's policies and provided that such vacation times do not substantially interfere with the performance of his duties hereunder.

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(j) Automobile Allowance.  The Executive will be entitled to an allowance for a vehicle of a pre-tax amount of $500 per month (with an aggregate annual amount of $6,000).
6. Termination of Employment.
(a) By the Company with or without Cause. The Company may, at any time, in its sole discretion, terminate the Executive's employment upon written notice with or without Cause. For purposes of this Agreement, the term “Cause” means:
(i) commission by the Executive of an act that is materially detrimental to the Company or any direct or indirect subsidiary of the Company (each, an “Affiliate”), which act constitutes gross negligence or willful misconduct by Executive in the performance of the Executive's material duties to the Company or any Affiliate;
(ii) commission by the Executive of any act of dishonesty or breach of trust resulting in or intending to result in the Executive's personal gain or enrichment at the expense of the Company or any Affiliate;
(iii) violation by the Executive of Section 2 of this Agreement which violation, if curable, is not cured by the Executive within thirty (30) days after receipt by the Executive of written notice from the Company of such violation; or
(iv) violation by the Executive of Section 7 of this Agreement which violation, if curable, is not cured by the Executive within thirty (30) days after receipt by the Executive of written notice from the Company of such violation.
(b) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason by providing not less than thirty (30) days' advance written notice of such termination to the Company in accordance with the following sentence. “Good Reason” shall mean the continuance of any of the following events after Executive provides the Company with at least thirty (30) days’ advance written notice of such event (specifying the basis for Executive having Good Reason to terminate Executive’s employment) and the Company fails to effect a correction, revocation or cure of such event within such period: (i) any material breach of this Agreement by the Company, including the failure to pay Executive any amount to which he is entitled under this Agreement; (ii) any reduction in the Executive’s position, authority or responsibilities, including the assignment to Executive of any duties that are materially and adversely inconsistent with those assigned to him herein; or (iii) any reduction in Executive’s Base Compensation, any reduction in the annual short-term incentive opportunity below 100% of Executive’s Base Compensation or any reduction in the annual long-term incentive opportunity below 125% of Executive’s Base Compensation.
(c) Death or Disability. If the Executive's employment is terminated because of the Executive's death, the termination of this Agreement will be effective immediately. If the Company determines in good faith that Disability of the Executive has occurred, the Company may provide the Executive written notice of termination. The term “Disability” means the Executive's absence from or inability to perform the Executive's material duties and responsibilities with the Company for one hundred thirty (130) business days in any consecutive

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twelve- (12-) month period as a result of incapacity due to mental or physical illness or injury. If, within thirty (30) days of such notice of termination, the Executive does not return to full-time performance of responsibilities, the Executive's employment will terminate automatically. If the Executive returns to full-time performance within thirty (30) days, such notice of termination will be cancelled and void hereunder. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
(d) Severance.
(i) Upon a termination of the Executive's employment (other than by reason of death or Disability which is addressed in Section 6(d)(ii)), subject to the satisfaction of the Release Condition described in Section 6(f) below, the Executive will be entitled to receive:
(A) payment of the Executive's accrued and unpaid Base Compensation through the date of termination, the Executive's accrued and unused vacation days as of the date of termination, and reimbursement of incurred and unreimbursed expenses under Section 5(e), within thirty (30) days following the date of termination (collectively, the amounts in this subsection (A), the “Accrued Obligations”);
(B) any STI award earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if the Executive continued to be employed by the Company (the “Prior Year STI Award”);
(C) unless the Executive was terminated for Cause or the Executive terminated his employment other than for Good Reason, any LTI award with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, shall be granted at the same time in the year of termination as such grant would be made if the Executive continued to be employed by the Company (the “Prior Year LTI Award”);
(D) unless the Executive was terminated for Cause or the Executive terminated his employment other than for Good Reason, an amount equal to the product of two (2) times the Executive's Base Compensation, which shall be paid in equal installments on the dates on which Executive’s Base Compensation would otherwise have been paid in accordance with the Company’s normal payroll dates in effect as of the date of Executive’s termination of employment as if Executive’s employment had continued for such period, provided that the delay of the payment of any such amounts pending satisfaction of the Release Condition described in Section 6(f) below shall be accumulated and paid on the first of the Company’s first such scheduled payroll date following satisfaction of the Release Condition;

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(E) unless the Executive was terminated for Cause or the Executive terminated his employment other than for Good Reason, any STI award related to the year in which the termination occurs calculated based on actual performance through the end of the applicable performance period and prorated for the number of days of the Executive's employment in the year in which the termination occurs, payable in a single lump sum at the same time as such payment would be made if the Executive continued to be employed by the Company (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall supersede any conflicting provisions in the STI Plan;
(F) unless the Executive was terminated for Cause or the Executive terminated his employment other than for Good Reason, an LTI Award shall be made for the service of the Executive during the portion of the year in which the termination occurs (the “Pro-Rata LTI Award”), which Pro-Rata LTI Award shall be equal to the product of (x) the number of RSUs that would be included in a LTI award if he had served for the entire year in which the termination occurred, times (y) a fraction, with the numerator being the number of days of the Executive’s employment in the year in which the termination occurs and the denominator being 365. The Pro-Rata LTI Award shall be granted at the same time as such award would be made if the Executive continued to be employed by the Company. The Pro-Rata LTI Award shall supersede any conflicting provision in the LTI Plan;
(G) unless the Executive was terminated for Cause, all RSUs that have been granted to Executive (including those referenced in Section 6(d)(i)(C) and Section 6(d)(i)(F)), but that have not vested as of the date of termination of employment, shall vest in the Executive to the same extent as if his employment with the Company had continued through the expiration of the latest vesting period of the last RSUs awarded to him (the date of expiration of such last vesting period is referred to herein as the “Final Vesting Date”). The foregoing vesting provision shall supersede any conflicting provisions in any Agreement as to Award of RSUs that would otherwise require forfeiture of RSUs that were not vested as of the date of termination of employment; and
(H) any other amounts or benefits due to the Executive under Section 5(g) of this Agreement or otherwise in accordance with the Company’s benefit, fringe benefit plans, programs or policies, payable at such times and otherwise in accordance with the terms and conditions such arrangements (the “Other Benefits”); and
(ii) Upon a termination of employment due to the Executive's death or Disability, the Executive or a representative of the Executive shall be entitled to the Accrued Obligations, the Other Benefits, the Prior Year STI Award, the Prior Year LTI Award (which in the case of death shall be fully vested and in the case of disability shall vest in the Executive to the same extent as if his employment with the Company had continued through the Final Vesting Date), the Pro-Rata Bonus, and an amount equal to the Executive’s Base Compensation (which shall be paid in equal installments on the dates on which Executive’s Base Compensation would otherwise have been paid in accordance with the Company’s normal payroll dates in effect as of the date of Executive’s termination of employment as if Executive’s employment had continued for such period, provided that the delay of the payment of any such amounts pending satisfaction of the Release Condition described in Section 6(f) below shall be accumulated and paid on the

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first of the Company’s first such scheduled payroll date following satisfaction of the Release Condition). The foregoing provision shall supersede any conflicting provisions in the STI Plan and the LTI Plan.
(e) Resignations. Upon any termination of the Executive's employment with the Company for any reason, the Executive agrees to promptly resign as a director of the Company and its Affiliates and from any other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its Affiliates. The Executive shall promptly execute any further documentation thereof as requested by the Company and, if the Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.
(f) Release Condition. Executive agrees that Executive shall be entitled to the amounts and benefits set forth in Sections 6(d)(i)(C), 6(d)(i)(D), 6(d)(i)(E), 6(d)(i)(F), 6(d)(i)(H) and (in the case of disability) 5(d)(ii) only if (i) Executive executes a release of all claims against the Company (other than indemnity claims the Executive may have against the Company that arise under the Company’s Bylaws or the director and officer insurance policies) in such reasonable form as the Company may reasonably prescribe and has not materially breached, as of the date of termination, Section 7 of this Agreement and does not materially breach such provisions at any time during the period for which such payments are to be made or vesting of RSUs is to take place, and (ii) such release becomes effective and irrevocable no later than seven (7) days following the date of Executive’s termination of employment (“Release Condition”). If the Executive materially breaches Section 7 of this Agreement, the Company shall have no obligation to make any severance, other payment, or provide any benefit under this Agreement during the period in which such amounts are otherwise payable or such benefits are otherwise to be provided, but only to the extent such that the value of such foregone severance, other payment, or other benefits does not exceed the actual damages sustained by the Company with respect to such material breach.
(g) No Duplication of Benefits. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any other severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. In the event any plan or grant provides for better treatment as to equity on a termination of employment than that provided herein, such better provision shall apply.
7. Restrictions. The Executive agrees that (i) he will possess and will continue to possess as a result of his services under this Agreement certain confidential and proprietary information regarding the Company, its business and its business plans and (ii) the use of any such confidential and proprietary information in a business or activity which competes with the Company would adversely affect the business and the Company’s assets and provide the competing business with an unfair advantage over the Company. Accordingly, the parties wish to restrict the Executive’s use and disclosure of such information and his ability to compete unfairly or enable others to compete unfairly with the Company. The Executive agrees to comply with the terms of this Section 7, all of which are reasonable and necessary to protect the confidential or

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proprietary business information and trade secrets of the Company and to prevent any unfair advantage from being conferred upon a competing business of the Company, as set forth below:
(a) Non-Hiring and Non-Solicitation of Employees. During the Term, and for a period ending on the Final Vesting Date (as defined in Section 6(d)(i)(G)), the Executive may not directly or indirectly recruit, solicit, or hire any executive or master distiller of the Company or its Affiliates or otherwise induce any such executive or master distiller of the Company or its Affiliates to leave the employment of the Company or an Affiliate to become an employee of or otherwise be associated with any other party or with the Executive or any company or business with which the Executive is or may become associated. Notwithstanding the foregoing, the restrictions in this Section 7(a) shall not apply with regard to (i) general solicitations that are not specifically directed to employees of the Company or its Affiliates (but the restrictions shall still apply to the hiring of any executive or master distiller who responds to such general solicitation), (ii) serving as a reference at the request of any employee or (iii) actions taken in the good faith performance of the Executive's duties for and/or for the benefit of the Company and/or its Affiliates. The running of the restriction period contained in this Section 7(a) will be suspended and shall not apply during any period of violation and/or any period of time during which litigation to enforce this covenant is pending, but only to the extent the Company prevails in such litigation. The Company hereby provides the following notice to the Executive, the contents of which supersedes any contrary provisions of this Agreement:
Pursuant to the Defend Trade Secrets Act of 2016, the Parties understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
(b) Non-Interference with Business Relations. During the Term and thereafter (except in the case of clause (ii) which shall continue for a period ending on the Final Vesting Date (as defined in Section 6(d)(i)(G))) (regardless of the circumstances of such termination and the length of this Agreement), the Executive agrees that he shall not, directly or indirectly, (i) do anything to discredit or otherwise injure the reputation or goodwill of the Company or its Affiliates, (ii) without the written consent of the Company, solicit, induce or attempt to solicit or induce any customer or any person or entity known by Executive or which would be reasonably known by Executive to be an employee, independent contractor or other professional or business relation of the Company (or any Affiliate) to cease doing business, or change the amount or terms of business, with the Company (or any Affiliate), or (iii) in any way interfere with the Company’s (or any Affiliate's) relationship with any customer, employee, independent contractor, or other professional or business relation of the Company or Affiliate. For purposes hereof, a customer of the Company shall be defined as any person or entity who has purchased

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any goods or services from the Company (or any Affiliate) during the one (1) year period preceding termination of Executive’s employment in an amount equal to or greater than $5,000,000 in the aggregate.
(c) Confidential Information. The Executive recognizes that the business interests of the Company and its Affiliates require the fullest practical protection and confidential treatment of all information, not generally known within the relevant trade group or by the public, including all Work Product (as defined below), business and marketing plans, training materials, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, vendor lists, market surveys and/or analyses, supplier and contractor lists, trade secrets, distillation processes, procedures and techniques, mash bills, and all other valuable or unique information and techniques acquired, developed or used by the Company or its Affiliates relating to the business, operations, suppliers, employees and customers of the Company or its Affiliates, regardless of whether such information is in writing, on computer disk or disk drive or in any other form (hereinafter collectively termed “Protected Information”). The Executive expressly acknowledges and agrees that the Protected Information constitutes trade secrets and/or confidential and proprietary business information of the Company (or its Affiliates, or its customers or suppliers, as the case may be). Protected Information shall not include information which is or becomes publicly known, through no breach of this Section 7 by the Executive. The Executive acknowledges that Protected Information is essential to the success of the business of the Company and its Affiliates, and it is the policy of the Company and its Affiliates to maintain as secret and confidential the Protected Information, which gives the Company or its Affiliates a competitive advantage over those who do not know the Protected Information is expressly and implicitly protected by the Company and its Affiliates from unauthorized disclosure. Accordingly, the Executive agrees to take all reasonable steps to hold such Protected Information in a fiduciary capacity, to keep secret and to treat confidentially, and not to permit any other person or entity to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other person or entity nor use in any manner for him or any other person’s or entity’s purposes or benefit any Protected Information, and not to use or aid others in using any such Protected Information in competition with the Company or any Affiliate except (i) in furtherance of the performance of his duties to the Company or its Affiliates, whether under this Agreement or otherwise, or (ii) to the extent that disclosure is required by law. Executive shall not be in breach of this section in the event of disclosure, if such disclosure occurs through no action or fault of his own, or arises out of the willful, illegal or negligent actions of another individual or entity not under his control. This obligation of non-disclosure of information shall survive this Agreement and shall continue to exist for so long as such information remains Protected Information.
(d) Reasonableness of Restrictions. The Executive acknowledges and agrees that, given the nature of the business of the Company, and the Company’s proposed business plans, the restrictions imposed upon the Executive by this Section 7 and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of the Company and its Affiliates without unduly restricting the Executive’s future employment. If, at the time of enforcement of this Section 7, a court shall hold that any of the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the parties agree (and shall stipulate, if necessary, in an appropriate pleading) that the maximum duration, scope or geographic area

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reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area. The Executive acknowledges and agrees that in the event of his breach of any provision of this Section 7, the Company and its Affiliates will suffer irreparable harm and, accordingly, the Executive agrees that the Company’s right to terminate this Agreement for Cause pursuant to Section 7(a) does not reflect the Company's damages on account of such breach, shall not be the Company’s exclusive remedies, and that the Company shall be entitled to exercise any other remedies available to it at law or in equity, including injunctive relief or other equitable remedies. In the event of any breach of the provisions of this Section 7, the Executive further agrees that the time periods set forth in this Section 7 shall be extended by the period of such breach.
(e) Nondisparagement. During the Term and for two (2) years thereafter (the “Restricted Period”), the Executive agrees not to, with intent to damage, disparage or encourage or induce others to disparage the Company or its Affiliates or their respective officers, directors, employees or other service providers as of the date of termination of the Executive's employment (the “Company Parties”). For purposes of this Section 7(e), the term “disparage” includes, without limitation, comments or statements to the press, to the employees of the Company, or its Affiliates or to any individual or entity with whom the Company or its Affiliates has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties in more than a de minimis manner. Notwithstanding the foregoing, nothing in this Section 7(e) shall prevent the Executive from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Executive, (ii) making normal competitive statements during any period after the termination of the Executive's employment, (iii) making any statements in the good faith performance of the Executive's duties to Company or its Affiliates, and (iv) rebutting any statements made by the Company or its Affiliates or their respective officers, directors, employees or other service providers.
(f) Documents and Processes, etc. Any information or innovations related to the business conducted by the Company or its Affiliates during the Term, including, but not limited to, inventions, improvements, methods, technology, programs, customer lists, reports, distribution records, brochures, instructions, manuals, processes, etc., which are, during the Term, conceived, developed, or improved upon by the Executive for use by the Company or any of its Affiliates, alone or in conjunction with other employees, managers or consultants (collectively called “Work Product”), shall be the exclusive property of the Company or the applicable Affiliate, and during and after termination of this Agreement for any reason whatsoever, and the Executive shall not use, duplicate, reveal or take with him any such Work Product or other materials of the Company or any Affiliate other than in furtherance of the performance of his duties to the Company or any Affiliate, whether under this Agreement or otherwise. To the extent that any such Work Product is not a work made for hire, the Executive hereby assigns to the Company or the applicable Affiliate all rights in such material. The Executive agrees to execute any documents at any time reasonably required by the Company in

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connection with the registration of copyright, patent application or other perfection of the ownership of the Work Product by the Company or the applicable Affiliate.
(g) Survival. No reference in this Agreement to expiration or termination of this Agreement means expiration or termination of this Section 7. The parties agree that Section 7 shall survive the expiration of the Term or earlier termination of this Agreement for whatever reason, except as otherwise expressly set forth hereunder.
8. Cooperation. During the Term and thereafter, the Executive agrees to reasonably assist and cooperate with the Company and/or any Affiliate (and their outside counsel) at mutually convenient times and places in connection with the defense or prosecution of any claim that may be made or threatened against or by the Company or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other regulatory body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings materially relate to services performed or required to be performed by the Executive, or pertinent knowledge possessed by the Executive, in each case, other than any such proceeding in which the Executive and the Company and/or its Affiliates are adverse parties to one another or are reasonably likely to be or which relate to matters exclusively related to the period after termination of the Executive's employment with the Company. Upon presentment to the Company of appropriate documentation, the Company will pay directly or reimburse the Executive for the reasonable out-of-pocket expenses incurred as a result of such cooperation.
9. Non-Contravention; No Conflict. The Executive represents and warrants that the Executive is not a party to any agreement or restrictive covenant preventing him from performance of the services required under this Agreement. The Executive is not aware of any situation creating or appearing to create a conflict of interest between the Executive and the Company or any Affiliate. To the extent that the Executive is a party to any confidentiality or nondisclosure agreement, the Executive agrees to comply with all such agreements and to not use any confidential trade secret information of any third party while employed by the Company.
10. Clawback. If the Company is required to restate its financial results due for fiscal year 2020 or thereafter while the Executive is Chief Executive Officer of the Company due to material noncompliance with financial reporting requirements under United States federal securities laws as a result of misconduct or error (as determined in good faith by the Audit Committee or by the full Board of Directors), the Company may, in the good faith discretion of the Compensation Committee, take action to recoup from the Executive all or any portion of any performance-based or other incentive-based compensation, and profits realized from the sale of Shares (each such amounts shall be referred to as an “Award”) received as equity compensation by the Executive, the amount of which had been determined in whole or in part upon performance goals relating to the restated financial results, or upon the Fair Market Value of Shares, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the need for the restatement. In such an event, the Company or any Affiliate shall be entitled to recoup up to the amount, if any, by which the Award, or the Fair Market Value of the Shares, actually received by the Executive exceeded the payment or Fair Market Value, as applicable, that would have been received based on the restated financial

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results, and any profits from the sale of Shares transferred pursuant to an Award in excess of the profits that would have been received based on the restated financial results. The Company’s and each Affiliate's right of recoupment shall apply only if demand for recoupment is made not later than three years following the payment of the applicable Award. Any recoupment shall be made net of any taxes the Executive paid (to the extent such taxes may not be reasonably recovered by the Executive) on the compensation subject to recoupment. The Executive acknowledges that the Executive is aware of (i) the provision of Section 304 of the Sarbanes-Oxley Act of 2002 and the right of the Securities Exchange Commission (“SEC”) with respect thereto, (ii) Section 10D of the Securities Exchange Act of 1934, as amended (“Exchange Act”), which was added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and which requires listed companies to implement clawback policies that comply with listing requirement of the applicable stock exchange with respect to the recovery of incentive-based compensation in the event of an accounting restatement, (iii) proposed Rule 14D-1 which was proposed by the SEC to require such listing requirements to be established, and (iv) the Company’s obligation to adopt a clawback policy that complies with the implementing Nasdaq listing standard that would be adopted after the SEC adopts a final rule under Section 10D of the Exchange Act (the “Dodd-Frank Clawback Policy”). The parties agree that this Section 10 may be amended by the Company to conform to the Dodd-Frank Clawback Policy when such policy is adopted by the Company in order to comply with the aforementioned Nasdaq listing standard. The following definitions apply for purposes of this Section 10:
(a) “Fair Market Value” means, as of any given date, (i) if the Shares are listed on Nasdaq Global Select Market (or another U.S. national securities exchange), the closing price on the date at issue, or if there is no closing price on such date, the closing price on the last preceding day for which there was a closing price; (ii) if the Shares are not listed on Nasdaq Global Select Market (or another U.S. national securities exchange), a value determined by the reasonable application of a reasonable valuation method as determined by the Compensation Committee in accordance with Section 409A of the Code.
(b) “Shares” means shares of the common stock, without par value, of the Company.
11. Section 409A. It is intended that this Agreement will comply with, or be exempt from, Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of the Executive's “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered non-qualified deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six- (6-) month period measured from the date of the Executive's “separation from service,” or (ii) the date of the Executive's death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11 (whether they would have otherwise been payable in a single sum or in

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installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 409A-1(h)) with the Company.
12. IRC § 280G: Best Net Protection. In the event that the severance payments, distributions or benefits to be made by the Company to or for the benefit of the Executive (whether paid, payable, distributed, distributable or provided pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (“Payments”) (i) constitute “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 12 would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments to the Executive shall be either: (a) delivered in full, or (b) delivered after reducing the Payments $1 below the safe harbor limit (as described in Code Section 280G(b)(2)(A)(ii)) which would result in no portion of the Payments being subject to the Excise Tax. The choice between (a) and (b) shall depend upon whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Payments may be taxable under Code Section 4999. In the event that the Payments are required to be reduced by this Section 12, any amount payable pursuant to Sections 6(d)(i)(D) – (H) shall be reduced, first by reducing all Payments being made pursuant to Section 6(d)(i)(D) through Section 6(d)(i)(F) that do not constitute “nonqualified deferred compensation” within the meaning of Code Section 409A (in the order designated by the Executive), second, by reducing all Payments other than those made pursuant to Section 6(d)(i)(D) through Section 6(d)(i)(F) that do not constitute “nonqualified deferred compensation” within the meaning of Code Section 409A (in the order designated by the Executive), and third, reducing all Payments that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, with the latest of such scheduled payments being reduced first. The Company's accounting firm shall make all determinations required by this Section 12, and the Company and the Executive shall cooperate with each other and the accounting firm and shall provide necessary information so that the accounting firm may make all such determinations. The Company shall pay all of the fees of the accounting firm for services performed by the accounting firm as contemplated in this Section 12.
13. Miscellaneous.
(a) Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
(b) Withholding Taxes. From any payments due hereunder to the Executive from the Company, there will be withheld amounts required to satisfy liabilities for federal, state, and local taxes and withholdings. In addition, the Company agrees that except as would violate applicable securities law, (i) the Executive shall be permitted to sell Shares in order to satisfy any

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such taxes and withholding obligations and (ii) any minimum required tax withholding obligations on the Executive's equity compensation awards in respect of Shares may be satisfied by reducing the number of Shares otherwise payable under such award by an amount of such Shares having a fair market value equal to the amount of such tax withholding obligations.
(c) Amendment. Except as otherwise provided in Section 10, this Agreement may only be amended or modified by an instrument in writing signed by each of the parties hereto. No failure or delay on the part of either party to this Agreement in the exercise of any power or right, and no course of dealing between the parties hereto, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude any further or other exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to either party at law or in equity. Any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision hereof, shall be effective only in the specific instance and for the specific purpose for which given. Nothing contained in this Agreement and no action or waiver by any party hereto shall be construed to permit any violation of any other provision of this Agreement or any other document or operate as a waiver by such party of any of his or its rights under any other provision of this Agreement or any other document.
(d) Assignment. This Agreement is binding upon and will inure to the benefit of the Executive and the Executive's heirs, executors, assigns and administrators or the Executive's estate and property and the Company and their successors and permitted assigns. The Executive may not assign or transfer to others the obligation to perform the Executive's duties hereunder. The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to the Executive of a written assumption of this Agreement; provided, however, that the Company may assign this Agreement to an Affiliate with the Executive's consent, in which case, after such assignment, the “Company” means the Affiliate to which this Agreement has been assigned.
(e) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, the following business day after deposit with a reputable overnight courier service or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
(i) If to Company, to:
        MGP Ingredients, Inc.
        100 Commercial Street, Box 130
        Atchison, Kansas 66002
        Attention: Board of Directors

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        With a copy to:
        Stinson LLP
        1201 Walnut Street, Suite 2900
        Kansas City, MO 64106
        Attention: Patrick J. Respeliers

(ii) If to the Executive, to:
        David Colo
        763 N. 164th St
        Omaha, NE 68118

(f) Binding Effect. This Agreement shall be binding upon, and inure to the benefit and be the obligation of the Company, its successors or assigns, as well as the Executive, his legal representatives, heirs and successors.
(g) Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word “including” shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate. The term “Affiliate” shall refer to subsidiaries of the Company now existing or hereafter formed or acquired.
(h) Descriptive Headings; Terms. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.
(j) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of law provisions) of the State of Kansas.
(k) Expenses. In the event of any litigation between the parties relating to this Agreement and their rights hereunder, the prevailing party shall be entitled to recover all reasonable litigation costs and reasonable attorneys’ fees and expenses from the non-prevailing party (limited to one counsel for such party and one local counsel, if appropriate).
(l) Entire Agreement. This Agreement, together with any award agreements referenced herein, sets forth the entire understanding of the parties regarding the Executive’s employment with the Company, and replaces and supersedes any other previous understandings, agreements, discussions, letters or representations between such parties, written or oral, that may have related in any way to the subject matter hereof including, without limitation, any employment offers or term sheets dated as of or prior to the date hereof.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Executive as of the date first above written.
        COMPANY:

        MGP INGREDIENTS, INC.

        By: /s/ David E. Rindom
         Name: David E. Rindom
         Title: Chief Administrative Officer

        EXECUTIVE:

         /s/ David Colo
        Name: David Colo

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